Exhibit 99.1

NEWS RELEASE

For Release:	Immediate

Contact:	Ted Detrick, Investor Relations – (215) 761-1414
Chris Curran, Media Relations – (215) 761-1560

CIGNA REPORTS SECOND QUARTER 2008 RESULTS

o
Net income was $0.97 per share[1] in the quarter, which included gains from the Guaranteed Minimum Income Benefits (GMIB) business[2] of $0.12 per share[1], and a special item[3] charge of $0.18 per share[1] related to a litigation matter.

o	Adjusted income from operations[4] was $1.08 per share[1] in the quarter, a 10% increase over second quarter 2007.

o	Aggregate medical membership increased by 19% through the first six months of 2008, primarily due to 1.8 million members related to the acquisition of Great-West Healthcare.

o	The company repurchased approximately 6.7 million shares for approximately $265 million through July 31st, 2008.

o	The company currently estimates 2008 earnings per share[1], on an adjusted income from operations[4,10] basis, to be in the range of $4.05 to $4.25.

PHILADELPHIA, August 1, 2008 -- CIGNA Corporation (NYSE: CI) today reported net income of $272 million, or $0.97 per share1, for the second quarter of 2008 compared with $198 million, or $0.68 per share1, for the same period last year. Net income for the second quarter 2008 included gains from the GMIB business2 of $34 million after-tax, or $0.12 per share1 primarily related to favorable interest rate movements, and a special item3 charge of $52 million after-tax, or $0.18 per share1 related to a litigation matter.

CIGNA's adjusted income from operations4 was $303 million, or $1.08 per share1, for the second quarter of 2008 versus $284 million, or $0.98 per share1, for the same period last year.

"Our quarterly results reflect the strength of our diversified earnings stream which allows us to profitably grow in today’s challenging economic environment," said H. Edward Hanway, Chairman and Chief Executive Officer of CIGNA Corporation.  “Health Care segment earnings improved from first quarter 2008 in spite of continued pressure in this business segment, while our Disability and Life and International businesses delivered another quarter of strong performance. We remain focused on growing consolidated earnings."

CONSOLIDATED HIGHLIGHTS

The following is a reconciliation of adjusted income from operations4 to net income (after-tax; dollars in millions, except per share amounts):

	Three months ended			Six months ended
	June 30,	June 30,	Mar. 31,	June 30,
	2008	2007	2008	2008
Adjusted income from operations[4]	$303	$284	$265	$568
Realized investment gains (losses), net of taxes	(12)	(6)	9	(3)
GMIB results[2], net of taxes	34	(61)	(195)	(161)
Special items[3], net of taxes	(52)	-	(24)	(76)
Income from continuing operations	$273	$217	$55	$328
Income (Loss) from discontinued operations[5]	(1)	(19)	3	2
Net income	$272	$198	$58	$330
Adjusted income from operations[4], per share[1,2]	$1.08	$0.98	$0.94	$2.02
Income from continuing operations, per share[1,2]	$0.98	$0.75	$0.19	$1.17
Net income per share[1,2]	$0.97	$0.68	$0.21	$1.17

•	Consolidated revenues were $4.9 billion for the second quarter of 2008 and $4.4 billion for the second quarter of 2007.

•	Health care medical claims payable[6] were approximately $830 million at June 30, 2008 and $715 million at December 31, 2007.

•
The company repurchased[7] on the open market approximately 5.5 million shares of its stock for $220 million during the second quarter of 2008 and approximately 6.7 million shares for $265 million year to date. On July 23, 2008, CIGNA's Board of Directors increased the company’s stock repurchase authority by $500 million. As of August 1, 2008, the company has approximately $565 million of stock repurchase authority available.

•	Cash and short term investments at the parent company were approximately $100 million at June 30, 2008 and $885 million at December 31, 2007.

HIGHLIGHTS OF SEGMENT RESULTS

•	“Adjusted segment earnings (loss)” are adjusted income (loss) from operations[4], as applicable, for each segment (see Exhibit 2).

Health Care

•
This segment includes medical and specialty health care products and services provided on guaranteed cost, retrospectively experience-rated and service-only funding bases. Specialty health care includes behavioral, dental, disease management and pharmacy-related products and services.

Financial Results (dollars in millions, medical membership in thousands):

	Second Qtr.	Second Qtr.	First Qtr.	Six months ended
	2008	2007	2008	June 30, 2008

Adjusted Segment Earnings, After-Tax	$181	$168	$138	$319
Premiums and Fees	$3,049	$2,698	$2,704	$5,753
Segment Margin, After-Tax[8]	5.2%	5.4%	4.4%	4.8%
Aggregate Medical Membership	12,067	9,800	10,374

•
Second quarter 2008 adjusted segment earnings included after-tax earnings of $16 million related to Great-West Healthcare, which was acquired on April 1, 2008. Excluding the results of this acquired business, second quarter results reflect strong contributions from our specialty businesses and continued focus on reducing operating expenses, partially offset by a higher guaranteed cost medical care ratio.

•
Premiums and fees in second quarter 2008 increased approximately 13% relative to second quarter 2007 primarily due to the acquisition of Great-West Healthcare, rate increases and higher specialty premiums, partially offset by a decline in guaranteed cost membership.

Disability and Life

•	This segment includes CIGNA’s group disability, life, and accident insurance operations that are managed separately from the health care business.

Financial Results (dollars in millions):

	Second Qtr.	Second Qtr.	First Qtr.	Six months ended
	2008	2007	2008	June 30, 2008

Adjusted Segment Earnings, After-Tax	$73	$68	$68	$141
Premiums and Fees	$638	$580	$631	$1,269
Segment Margin, After-Tax[8]	10.0%	10.0%	9.4%	9.7%

•
Adjusted segment earnings in the quarter were competitively strong, reflecting attractive margins, revenue growth and continued strong disability management results. Second quarter 2008, second quarter 2007, and first quarter 2008 results included a net favorable impact related to reserve studies of $8 million, $10 million, and $3 million after-tax, respectively.

International

•	This segment includes CIGNA’s life, accident and supplemental health insurance and expatriate benefits businesses operating in select international markets.

Financial Results (dollars in millions):

	Second Qtr.	Second Qtr.	First Qtr.	Six months ended
	2008	2007	2008	June 30, 2008

Adjusted Segment Earnings, After-Tax	$48	$44	$52	$100
Premiums and Fees	$479	$436	$472	$951
Segment Margin, After-Tax[8]	9.6%	9.7%	10.5%	10.0%

•	Adjusted segment earnings in the quarter reflect continued growth and competitively strong margins in both the life, accident, and supplemental health insurance and the expatriate benefit businesses.

Other Segments

•	Adjusted segment earnings (losses) for CIGNA's remaining operations are presented below (after-tax, dollars in millions):

	Second Qtr.	Second Qtr.	First Qtr.	Six months ended
	2008	2007	2008	June 30, 2008

Run-off Reinsurance[9]	$8	$-	$6	$14
Other Operations	$22	$27	$22	$44
Corporate	$(29)	$(23)	$(21)	$(50)

•	Run-off Reinsurance results for the quarter reflect the favorable impact of settlement activity.

OUTLOOK

•	CIGNA currently estimates full year 2008 consolidated adjusted income from operations[4,10] to be in the range of $1.135 billion to $1.185 billion, or $4.05 to $4.25 per share[1].

•	CIGNA currently estimates full year 2008 adjusted income from operations[4,10] for the Health Care segment to be in the range of $700 million to $730 million.

•	CIGNA’s earnings and earnings per share[1] outlooks exclude the impact of any future stock repurchase[7].

•	Full year 2008 medical membership is expected to grow organically by approximately 1%. This estimate excludes the membership related to the acquisition of Great-West Healthcare.

•	Management will provide additional information about the 2008 earnings outlook and preliminary information about the 2009 outlook on CIGNA's second quarter 2008 earnings call.

The foregoing statements represent management’s current estimate of CIGNA's 2008 consolidated and Health Care segment adjusted income from operations4,10 as of the date of this release. Actual results may differ materially depending on a number of factors, and investors are urged to read the Cautionary Statement included in this release for a description of those factors. Management does not assume any obligation to update these estimates.

This quarterly earnings release and the Quarterly Statistical Supplement are available on CIGNA’s website in the Investor Relations, Most Recent Disclosures section (http://www.cigna.com/about_us/investor_relations/recent_disclosures.html).  A link to the conference call, on which management will review second quarter 2008 results, discuss full year 2008 outlook, and provide preliminary information about the 2009 outlook is available in the Investor Relations, Event Calendar section of CIGNA’s website (http://www.cigna.com/about_us/investor_relations/events.html).

Notes:

1.	Earnings per share (EPS) are on a diluted basis.

2.
Effective January 1, 2008, CIGNA adopted Statement of Financial Accounting Standards No. 157 (SFAS No. 157), entitled “Fair Value Measurements”, which clarifies the measurement of and expands disclosures regarding the fair valuing of certain assets and liabilities. At adoption of SFAS No. 157, there were no effects to CIGNA's measurements of fair values for financial instruments other than for assets and liabilities for reinsurance contracts covering GMIB. Accordingly, CIGNA recorded, in first quarter 2008, an after-tax charge of $131 million in the GMIB business related to adoption of SFAS No. 157. Although the implementation and prospective application of SFAS No. 157 has no economic impact on CIGNA, changes in interest rates, stock market volatility, and other factors may result in changes to the fair value assumptions, which could result in a material adverse or favorable impact on the Run-off Reinsurance segment and CIGNA's results of operations in 2008 and future periods.

3.	Special items included in net income and segment earnings (loss), but excluded from adjusted income (loss) from operations, adjusted segment earnings, and the calculation of segment margins are:

First Quarter 2008
o	After-tax charge of $24 million related to litigation matters.

Second Quarter 2008
o	After-tax charge of $52 million related to a litigation matter.

4.
CIGNA measures the financial results of its segments using Segment Earnings (Loss), which is defined as income (loss) from continuing operations before realized investment results. Adjusted income (loss) from operations is defined as segment earnings excluding special items (which are identified and quantified in Note 3) and beginning in 2008, also excludes results of CIGNA's GMIB business. Prior period results have been restated to conform to the new presentation. Adjusted income (loss) from operations is a measure of profitability used by CIGNA’s management because it presents the underlying results of operations of CIGNA’s businesses and permits analysis of trends in underlying revenue, expenses and net income.  This measure is not determined in accordance with generally accepted accounting principles (GAAP) and should not be viewed as a substitute for the most directly comparable GAAP measures, which are segment earnings (loss), income from continuing operations, and net income.  See Exhibit 2 for a reconciliation of adjusted income (loss) from operations to segment earnings (loss), income from continuing operations, and consolidated net income.

5.	The discontinued operations included in net income are:

First Quarter 2008
o	After-tax gain of $3 million primarily related to settlement of certain issues related to a past divestiture.

Second Quarter 2008
o	After-tax loss of $1 million primarily related to the sale of life operations in Brazil.

Second Quarter 2007
o
Net loss from discontinued operations of $19 million after-tax, which consisted of a $23 million after-tax loss associated with the sale of operations in Chile (which closed during the third quarter 2007) and a $4 million after-tax gain primarily associated with the disposition of certain real-estate investments.

6.
Health care medical claims payable are presented net of reinsurance and other recoverables. The gross health care medical claims payable balance was $1.1 billion as of June 30, 2008 and $975 million as of December 31, 2007.

7.
Repurchases may from time to time be made pursuant to written trading plans under Rule 10b5-1, which permit shares to be repurchased when CIGNA might otherwise be precluded from doing so under insider trading laws or because of self-imposed trading blackout periods.

8.
Segment margins in this press release are calculated by dividing adjusted segment earnings by segment revenues. Segment margins including special items for Health Care were 3.7% for the three months ended March 31, 2008 and 4.5% for the six months ended June 30, 2008.

9.
Effective January 1, 2008, CIGNA changed its segment presentation to exclude results of the GMIB business from the Run-off Reinsurance segment. Prior period results have been restated to conform to the new segment presentation.

10.
Information is not available for management (1) to reasonably estimate future realized investment gains (losses) or (2) to reasonably estimate future GMIB business results due in part to interest rate and stock market volatility and other internal and external factors; therefore it is not possible to provide a forward-looking reconciliation of adjusted income from operations to income from continuing operations.  Special items for the remainder of 2008 may include potential charges associated with cost reduction initiatives.  Information is not available for management to identify, other than these items, or reasonably estimate 2008 special items.

CAUTIONARY STATEMENT FOR PURPOSES OF THE “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

The Company and its representatives may from time to time make written and oral forward-looking statements, including statements contained in press releases, in the Company’s filings with the Securities and Exchange Commission, in its reports to shareholders and in meetings with analysts and investors.  Forward-looking statements may contain information about financial prospects, economic conditions, trends and other uncertainties.  These forward-looking statements are based on management’s beliefs and assumptions and on information available to management at the time the statements are or were made.  Forward-looking statements include but are not limited to the information concerning possible or assumed future business strategies, financing plans, competitive position, potential growth opportunities, potential operating performance improvements, trends and, in particular, the Company’s productivity initiatives, litigation and other legal matters, operational improvement in the health care operations, and the outlook for the Company’s full year 2008 and 2009 results.  Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “believe”, “expect”, “plan”, “intend”, “anticipate”, “estimate”, “predict”, “potential”, “may”, “should” or similar expressions.

You should not place undue reliance on these forward-looking statements.  The Company cautions that actual results could differ materially from those that management expects, depending on the outcome of certain factors.  Some factors that could cause actual results to differ materially from the forward-looking statements include:

1.	increased medical costs that are higher than anticipated in establishing premium rates in the Company’s health care operations, including increased use and costs of medical services;
2.	increased medical, administrative, technology or other costs resulting from new legislative and regulatory requirements imposed on the Company’s employee benefits businesses;
3.
challenges and risks associated with implementing operational improvement initiatives and strategic actions in the health care operations, including those related to: (i) offering products that meet emerging market needs, (ii) strengthening underwriting and pricing effectiveness, (iii) strengthening medical cost and medical membership results, (iv) delivering quality member and provider service using effective technology solutions, and (v) lowering administrative costs;

4.
risks associated with pending and potential state and federal class action lawsuits, disputes regarding reinsurance arrangements, other litigation and regulatory actions challenging the Company’s businesses, government investigations and proceedings and tax audits;

5.	heightened competition, particularly price competition, which could reduce product margins and constrain growth in the Company’s businesses, primarily the health care business;
6.
risks associated with the Company’s mail order pharmacy business which, among other things, includes any potential operational deficiencies or service issues as well as loss or suspension of state pharmacy licenses;

7.	significant changes in interest rates for a sustained period of time;
8.	downgrades in the financial strength ratings of the Company’s insurance subsidiaries, which could, among other things, adversely affect new sales and retention of current business;
9.
limitations on the ability of the Company’s insurance subsidiaries to dividend capital to the parent company as a result of downgrades in the subsidiaries’ financial strength ratings, changes in statutory reserve or capital requirements or other financial constraints;

10.	inability of the program adopted by the Company to substantially reduce equity market risks for reinsurance contracts that guarantee minimum death benefits under certain variable annuities (including possible market difficulties in entering into appropriate futures contracts and in matching such contracts to the underlying equity risk);
11.	adjustments to the reserve assumptions (including lapse, partial surrender, mortality, interest rates and volatility) used in estimating the Company's liabilities for reinsurance contracts covering guaranteed minimum death benefits under certain variable annuities;
12.	adjustments to the assumptions (including annuity election rates and reinsurance) used in estimating the Company’s assets and liabilities for reinsurance contracts covering guaranteed minimum income benefits under certain variable annuities;
13.	significant stock market declines, which could, among other things, result in increased expenses for guaranteed minimum income benefits contracts and pension expenses for the Company’s pension plan in future periods as well as the recognition of additional pension obligations;

14.	unfavorable claims experience related to workers’ compensation and personal accident exposures of the run-off reinsurance business, including losses attributable to the inability to recover claims from retrocessionaires;
15.	significant deterioration in economic conditions, which could have an adverse effect on the Company’s operations and investments;
16.
changes in public policy and in the political environment, which could affect state and federal law, including legislative and regulatory proposals related to health care issues, which could increase cost and affect the market for the Company’s health care products and services; and amendments to income tax laws, which could affect the taxation of employer provided benefits, and pension legislation, which could increase pension cost;

17.
potential public health epidemics and bio-terrorist activity, which could, among other things, cause the Company’s covered medical and disability expenses, pharmacy costs and mortality experience to rise significantly, and cause operational disruption, depending on the severity of the event and number of individuals affected;

18.	risks associated with security or interruption of information systems, which could, among other things, cause operational disruption;
19.
challenges and risks associated with the successful management of the Company’s outsourcing projects or key vendors, including the agreement with IBM for provision of technology infrastructure and related services;

20.
the ability to successfully integrate and operate the businesses acquired from Great-West by, among other things, renewing insurance and administrative services contracts on competitive terms, retaining and growing membership, realizing revenue, expense and other synergies, successfully leveraging the information technology platform of the acquired businesses, and retaining key personnel; and

21.
the ability of the Company to execute its growth plans by successfully managing Great-West Healthcare’s outsourcing projects and leveraging the Company's capabilities and those of the business acquired from Great-West to further enhance the combined organization’s network access position, underwriting effectiveness, delivery of quality member and provider service, and increased penetration of its membership base with differentiated product offerings.

This list of important factors is not intended to be exhaustive.  Other sections of the Company’s most recent Annual Report on Form 10-K, including the “Risk Factors” section, our Form 10-Q for the quarter ended March 31, 2008, and other documents filed with the Securities and Exchange Commission include both expanded discussion of these factors and additional risk factors and uncertainties that could preclude the Company from realizing the forward-looking statements.  The Company does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Exhibit 1

CIGNA CORPORATION COMPARATIVE SUMMARY OF FINANCIAL RESULTS (unaudited) (Dollars in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

REVENUES

Premiums and fees	$4,202	$3,757	$8,053	$7,465
Net investment income	265	279	530	559
Mail order pharmacy revenues	286	277	582	548
Other revenues (1)	129	79	272	173
Realized investment gains (losses)	(19)	(11)	(5)	10

Total	$4,863	$4,381	$9,432	$8,755

ADJUSTED INCOME (LOSS) FROM OPERATIONS (2)

Health Care	$181	$168	$319	$336
Disability and Life	73	68	141	128
International	48	44	100	82
Run-off Reinsurance	8	-	14	16
Other Operations	22	27	44	50
Corporate	(29)	(23)	(50)	(49)

Total	$303	$284	$568	$563

NET INCOME

Segment Earnings (Loss)
Health Care (4)	$181	$168	$295	$336
Disability and Life	73	68	141	128
International	48	44	100	82
Run-off Reinsurance (3)	42	(61)	(147)	(60)
Other Operations	22	27	44	50
Corporate (4)	(81)	(23)	(102)	(49)

Total	285	223	331	487
Realized investment gains (losses), net of taxes	(12)	(6)	(3)	7

Income from continuing operations	273	217	328	494
Income (loss) from discontinued operations	(1)	(19)	2	(7)

Net income	$272	$198	$330	$487

DILUTED EARNINGS PER SHARE: (5)

Adjusted income from operations (2)	$1.08	$0.98	$2.02	$1.92
Results of guaranteed minimum income benefits business, after-tax (3)	0.12	(0.21)	(0.57)	(0.26)
Realized investment gains (losses), net of taxes	(0.04)	(0.02)	(0.01)	0.02
Special items, after-tax (4)	(0.18)	-	(0.27)	-
Income from continuing operations	0.98	0.75	1.17	1.68
Income (loss) from discontinued operations	(0.01)	(0.07)	-	(0.02)
Net income	$0.97	$0.68	$1.17	$1.66
Weighted average shares (in thousands)	279,938	290,001	281,208	293,161

SHAREHOLDERS' EQUITY at June 30:			$4,754	$4,009

SHAREHOLDERS' EQUITY PER SHARE at June 30: (5)			$17.26	$14.14

(1) Includes a pre-tax gain of $6 million for the second quarter of 2008, a pre-tax gain of $48 million for the six months of 2008, a pre-tax loss of $28 million for the second quarter of 2007, and a pre-tax loss of $35 million for the six months of 2007 from futures contracts entered into as part of a program to manage equity risks in CIGNA's run-off reinsurance operations.  CIGNA recorded corresponding offsets in benefits and expenses to adjust liabilities for reinsured guaranteed minimum death benefit contracts.

(2)  Adjusted income (loss) from operations is segment earnings (loss) (income (loss) from continuing operations before realized investment gains (losses)) excluding results of CIGNA's guaranteed minimum income benefits business and special items. See page 1A for a detailed reconciliation of adjusted income (loss) from operations to segment earnings (loss), consolidated income from continuing operations and consolidated net income presented in accordance with generally accepted accounting principles.

(3) The six months ended June 30, 2008 include a pre-tax charge of $202 million ($131 million after-tax) on the adoption of SFAS No. 157 for guaranteed minimum income benefit contracts recorded in the first quarter of 2008. The second quarter and six months ended June 30, 2007 include a pre-tax charge of $86 million ($56 million after-tax) related to guaranteed minimum income benefits reserves.

(4) Includes a pre-tax charge of $80 million ($52 million after-tax) in Corporate for the second quarter of 2008 and a pre-tax charge of $37 million ($24 million after-tax) in Health Care for the first quarter of 2008, both of which related to litigation matters.

(5) In the second quarter of 2007, CIGNA completed a three-for-one stock split of CIGNA's common shares.

CIGNA Corporation	Exhibit 2
Supplemental Financial Information (unaudited)
Reconciliation of Adjusted Income from Operations to GAAP Net Income
(Dollars in millions, except per share amounts)

	Diluted Earnings Per Share (1)		Consolidated		Health Care		Disability & Life		International		Run-off Reinsurance		Other Operations		Corporate
Three Months Ended June 30,	2008	2007	2008	2007	2008	2007	2008	2007	2008	2007	2008	2007	2008	2007	2008	2007

Adjusted income (loss) from operations (2)	$1.08	$0.98	$303	$284	$181	$168	$73	$68	$48	$44	$8	$-	$22	$27	$(29)	$(23)

Results of guaranteed minimum income benefits business, excluding charge on adoption of SFAS No. 157 (4)	0.12	(0.21)	34	(61)	-	-	-	-	-	-	34	(61)	-	-	-	-

Special item, after-tax:
Charge associated with litigation matters (5)	(0.18)	-	(52)	-	-	-	-	-	-	-	-	-	-	-	(52)	-

Segment earnings (loss) (2)	1.02	0.77	285	223	$181	$168	$73	$68	$48	$44	$42	$(61)	$22	$27	$(81)	$(23)
Realized investment gains (losses), net of taxes	(0.04)	(0.02)	(12)	(6)
Income from continuing operations (3)	0.98	0.75	273	217
Income (loss) from discontinued operations	(0.01)	(0.07)	(1)	(19)
Net income (3)	$0.97	$0.68	$272	$198

	Diluted Earnings Per Share (1)		Consolidated		Health Care		Disability & Life		International		Run-off Reinsurance		Other Operations		Corporate
Six Months Ended June 30,	2008	2007	2008	2007	2008	2007	2008	2007	2008	2007	2008	2007	2008	2007	2008	2007

Adjusted income (loss) from operations (2)	$2.02	$1.92	$568	$563	$319	$336	$141	$128	$100	$82	$14	$16	$44	$50	$(50)	$(49)

Results of guaranteed minimum income benefits business, after-tax:
Charge on adoption of SFAS No. 157	(0.47)	-	(131)	-	-	-	-	-	-	-	(131)	-	-	-	-	-
Results of guaranteed minimum income benefits business, excluding charge on adoption of SFAS No. 157 (4)	(0.10)	(0.26)	(30)	(76)	-	-	-	-	-	-	(30)	(76)	-	-	-	-
Total	(0.57)	(0.26)	(161)	(76)	-	-	-	-	-	-	(161)	(76)	-	-	-	-

Special items, after-tax:
Charges associated with litigation matters (5)	(0.27)	-	(76)	-	(24)	-	-	-	-	-	-	-	-	-	(52)	-

Segment earnings (loss) (2)	1.18	1.66	331	487	$295	$336	$141	$128	$100	$82	$(147)	$(60)	$44	$50	$(102)	$(49)
Realized investment gains (losses), net of taxes	(0.01)	0.02	(3)	7
Income from continuing operations (3)	1.17	1.68	328	494
Income (loss) from discontinued operations	-	(0.02)	2	(7)
Net income (3)	$1.17	$1.66	$330	$487

(1) All earnings per share figures have been adjusted to reflect the three-for-one stock split of CIGNA's common shares effective June 4, 2007.

(2) CIGNA measures the financial results of its segments using "segment earnings (loss)," which is defined as income (loss) from continuing operations before realized investment gains (losses). Adjusted income (loss) from operations is defined as segment earnings excluding special items, and beginning in 2008, also excludes results of CIGNA's guaranteed minimum income benefit business.  Prior period results have been reclassified to conform to the new presentation.

(3) Income from continuing operations and net income are presented in accordance with generally accepted accounting principles (GAAP).

(4) The second quarter and six months ended June 30, 2007 include a pre-tax charge of $86 million ($56 million after-tax) related to guaranteed minimum income benefit reserves.

(5) Includes a pre-tax charge of $80 million ($52 million after-tax) in Corporate for the second quarter of 2008 and a pre-tax charge of $37 million ($24 million after-tax) in Health Care for the first quarter of 2008, both of which related to litigation matters.